RMR DIVIDEND CAPTURE FUND

AMENDMENT NO. 2 TO AGREEMENT AND DECLARATION OF TRUST

      AMENDMENT NO. 2, dated as of February 20, 2008 to the Agreement and Declaration of Trust of the RMR Dividend Capture
Fund dated as of June 14, 2007 (as previously heretofore amended, the Agreement and Declaration of Trust).
      Article III, Section 2 of the Agreement and Declaration
of Trust is replaced in its entirety with the following text:
Section 2.	Ownership of Shares.  The ownership of Shares shall
be recorded on the books of the Trust or a transfer or similar agent. The Board of Trustees may, but shall not be obligated to, provide that Shares be represented by a certificate. Notwithstanding the foregoing, upon request, every Shareholder shall be entitled to have a certificate stating the number and the class and the designation of the series, if any, of
the Shares held by such Shareholder, in such form as shall,
in conformity to law, be prescribed from time to time by the trustees. Certificates shall be executed on behalf of the
Trust by the president or a vice president and by the treasurer or secretary. Such signatures may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such
officer before such certificate is issued, it may be issued
by the Trust with the same effect as if such individual were such officer at the time of its issue. Subject to the
foregoing, the trustees may make such rules as they consider appropriate for the issuance of Share certificates, the transfer of Shares and similar matters. The record books of
the Trust as kept by the Trust or any transfer or similar
agent, as the case may be, shall be conclusive as to who are the Shareholders of each class and series and as to the
number of Shares of each class and series held from time to
time by each Shareholder.
      Article VI, Section 4(b)(2) of the Agreement and
Declaration of Trust is replaced in its entirety with the
following text:
(2)	For nominations for election to the Board of Trustees
or other business to be properly brought before an annual
meeting by a shareholder pursuant to clause (ii) of Section 4(b)(1), the shareholder must have given timely notice thereof in writing to the secretary of the Trust and such
other business must otherwise be a proper matter for
action by shareholders.  To be timely, a shareholders notice shall set forth all information required under this Section
4 and shall be delivered to the secretary at the principal executive offices of the Trust not later than the close of business on the 90th day nor earlier than the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding years annual meeting; provided, however,
that in the event that the date of mailing of the notice for the annual meeting is advanced or delayed by more than 30 days from the anniversary date of the date of mailing of the notice for the preceding years annual meeting, notice by the
shareholder to be timely must be so delivered not earlier than the 120th day prior to the date of mailing of the notice for such annual meeting and not later than the close of business on the later of: (i) the 90th day prior to the date of mailing of the notice for such annual meeting or (ii) the 10th day following the day on which public announcement of the date of mailing of the notice for such meeting is first made by the
Trust.  Notwithstanding the foregoing sentence, with respect to the annual meeting to be held in calendar year 2008, to be
timely a shareholders notice shall be delivered to the secretary at the principal executive offices of the Trust not later than the close of business on December 31, 2007.  In no event shall the public announcement of a postponement of the mailing of the notice for such annual meeting or of an adjournment or postponement of an annual meeting to a later date or time
commence a new time period for the giving of a shareholders
notice as described above. No shareholder may give a notice
to the secretary described in this Section 4(b)(2) unless such shareholder holds a certificate or certificates, as the case may be, for all Trust shares owned by such shareholder, and
a copy of each such certificate shall accompany such
shareholders notice to the secretary in order for such notice to be effective.
A shareholders notice shall set forth:
(i)	as to each person whom the shareholder proposes to
nominate for election or reelection as a trustee, (1) such
persons name, age, business address and residence address,
(2) the class, series and number of shares of capital stock
of the Trust that are beneficially owned or owned of record by such person, (3) the date such shares were acquired and the investment intent of such acquisition, (4) the record of all purchases and sales of securities of the Trust by such person during the previous 12 month period including the date of the transactions, the class, series and number of securities involved in the transactions and the consideration involved and (5) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of trustees in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision)
under the Exchange Act, including such persons written
consent to being named in the proxy statement as a nominee
and to serving as a trustee if elected;
(ii)	as to any other business that the shareholder proposes
to bring before the meeting, a description of such business, the reasons for proposing such business at the meeting and
any material interest in such business of such shareholder
and any Shareholder Associated Person (as defined below),
including any anticipated benefit therefrom;
(iii)	as to the shareholder giving the notice and any
Shareholder Associated Person, the class, series and number
of shares of the Trust which are owned of record by such shareholder and by such Shareholder Associated Person, if any, and the class, series and number of, and the nominee
holder for, shares owned beneficially but not of record by
such shareholder and by any such Shareholder Associated Person;
(iv)	as to the shareholder giving the notice and any Shareholder
Associated Person, the name and address of such shareholder, as they appear on the Trusts stock ledger and current name
and address, if different, of such Shareholder Associated Person;
(v)	as to the shareholder giving the notice and any Shareholder
Associated Person, the record of all purchases and sales of securities of the Trust by such shareholder or Shareholder Associated Person during the previous 12 month period including the date of the transactions, the class, series and number of securities involved in the transactions and the consideration involved; and
(vi)	to the extent known by the shareholder giving the notice,
the name and address of any other shareholder supporting the nominee for election or reelection as a trustee or the proposal of other business on the date of such shareholders notice.
      Article VI, Section 4(e) of the Agreement and Declaration of Trust is amended to add the following sentence at the end of that section: No shareholder may give a notice to the secretary pursuant to this Section 4(e) unless such shareholder holds a certificate or certificates, as the case may be, for all Trust shares owned by such shareholder, and a copy of each such certificate shall accompany such shareholders notice to the secretary in order for such notice to be effective.
      IN WITNESS WHEREOF, RMR Dividend Capture Fund has caused this Amendment No. 2 to the Agreement and Declaration of Trust to be executed by its duly authorized officer as of the day and year first above written.

RMR DIVIDEND CAPTURE FUND
By: /s/ Adam D. Portnoy
Adam D. Portnoy
President